UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
_________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 2, 2015
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WEBSTER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	Webster Plaza, Waterbury, Connecticut	06702
	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 578-2202

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

We are aware that a Webster shareholder has released a letter recommending that Webster explore strategic options that the shareholder believes will maximize the value of HSA Bank. We have met with the shareholder and discussed their thoughts in this regard.

We appreciate the growing interest of investors in our HSA Bank business. We are gratified to see that the potential of this business as a competitive differentiator that can create shareholder value, which has long been evident to us, is being recognized in the market.

Health Savings Accounts is a business Webster knows well as we were one of the early pioneers in HSAs more than 10 years ago. Along the way, we have been proactive in our efforts to build HSA Bank’s strength and performance, demonstrated most recently by the strategic acquisition of JPMorgan Chase's HSA business just completed in January.

Through these efforts, Webster has built HSA Bank into the market leader in the industry. As HSA Bank’s impact on Webster’s performance has increased, and especially now given the acquisition, we are considering ways to highlight its operating results, its further growth potential, and its meaningful value to Webster. Our shareholders know that we remain committed to discovering and pursuing the best available paths to increase shareholder value.

Regarding the shareholder’s suggestion that the board consider strategic options including a spin-off, we have considered multiple structures for HSA Bank over the years and have consistently found that it is best situated inside Webster. This is because, in our opinion, the economic benefit of these low-cost, long duration deposits greatly exceeds potential revenue derived from brokering deposits to other banks, though our flexible model allows us to do so if we choose.  This compelling financial advantage and other competitive benefits derived from being a bank, including end-to-end relationships with our clients and cross-sell opportunities with our customers, are available only if HSA Bank remains under Webster’s control.

That said, we will continually assess opportunities to both structure and highlight HSA Bank in a manner that maximizes economic profits and delivers the highest value for shareholders.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Webster Financial Corporation

Date: March 2, 2015	By:	/s/ Glenn I. MacInnes
Glenn I. MacInnes
Executive Vice President and Chief Financial Officer